Aduddell Industries Announces Capital Raise

OKLAHOMA CITY--(BUSINESS WIRE)--Oct. 19, 2007--Aduddell Industries (OTCBB: ADDL) announced today that it has closed a private placement of 20,000 shares of its Series A Preferred Stock, par value $.001 per share, for $100 per share, or total gross proceeds of $2,000,000. The Series A Preferred Stock carries a cash dividend of 14% per annum payable monthly. Each share of Series A Preferred Stock is convertible into Aduddell common stock at any time after the tenth anniversary of the date of issuance. The conversion price per share for the Series A Preferred Stock is the weighted (based on daily trading volume) average closing price per share of Aduddell common stock as reported in the public trading markets for the twenty trading days immediately preceding the date of conversion. The Company may redeem the Series A Preferred Stock at any time at a price equal to the per share liquidation value of $100 plus any accrued and unpaid dividends. The Company is obligated to register for resale any shares of common stock issuable upon conversion of the Series A Preferred Stock.

The proceeds from the placement will be used for working capital needs as the Company continues its efforts to improve profitability and shareholder value.

Tim Aduddell, President and CEO, stated, "We are excited about the closing of this private placement and the additional capital that has been generated. We remain committed to focusing on our core business units' growth and profitability."

Aduddell Industries, Inc. is one of the leaders in the commercial roofing, restoration and disaster services industry nationwide. Through Aduddell Roofing and other subsidiaries, Aduddell Industries offers Fortune 500 companies and large governmental agencies a broad range of roofing services, including re-roofing, restoration and repair, new roof construction, sheet metal fabrication, concrete restoration and waterproofing. In addition to work on large projects and high security roofing matters, the company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

CONTACT:	Aduddell Industries

Josh Brock, 405-810-2969